EXHIBIT 21.1

Subsidiaries of Iconic Brands, Inc.

Name of Subsidiary	Percent Owned	Jurisdiction of Incorporation or Organization

Bellissima Spirits LLC	51%	Nevada

BiVi LLC	51%	Nevada